EXHIBIT 10.25

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CONFIDENTIAL TREATMENT REQUESTED – CONFIDENTIAL PORTIONS

OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE COMMISSION

GUARANTY

This Guaranty (“Guaranty”) is entered into this 2nd day of September 2006, by and between Raser Technologies Inc., a corporation formed under the laws of the State of Utah and having its principal offices at 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604 (“Guarantor”) and Recurrent Engineering LLC, a limited liability company formed under the laws of Delaware having its principal offices at 11814 Election Road, Suite 100, Draper, Utah 84020 (“Beneficiary”). Guarantor and Beneficiary are sometimes hereinafter collectively referred to as the “Parties,” and individually as a “Party.”

WHEREAS:

A. Raser – Power Systems, LLC is a limited liability company formed under the laws of the State of Utah and having its principal offices located at 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604 (“Obligor”), and is an affiliate of Guarantor; and

B. Obligor and Beneficiary have entered into that certain License and Sublicense Agreement dated September 2, 2006 (“Agreement”) pursuant to which Beneficiary has granted to Obligor a non-exclusive license to utilize *** technology in certain applications and a non-exclusive sublicense to utilize Kalina Cycle technology in the same applications (as both terms are defined in the Agreement); and

C. As an inducement for Beneficiary to enter into the Agreement, Guarantor is agreeing to execute and deliver to Beneficiary a guaranty in the form hereof,

NOW, THEREFORE, for and in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1. Unless otherwise defined herein, all capitalized terms used herein which are defined in the Agreement shall have their respective meanings as therein defined. All references to the Agreement contained herein shall be construed to mean the Agreement, as the same may be amended from time to time.

2. Guarantor hereby irrevocably and unconditionally guarantees to Beneficiary, its successors and assigns the full and prompt payment and performance when due of all of Obligor’s obligations under the Agreement (collectively referred to herein as the “Obligations”). If at any time Obligor fails, neglects, or refuses to timely or fully perform any of the Obligations as expressly provided in the terms and conditions of the Agreement, and if within fifteen (15) days after written notice of such failure and the expiration of any grace period applicable with respect thereto under the Agreement, Obligor has not, in the case of the failure to perform a payment obligation under the Agreement, made such payment in full or, in the case of a failure to perform any other of the Obligations, commenced and pursued such corrective action on a diligent and

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continuous basis, to the extent required by the Agreement, then upon receipt of written notice from Beneficiary specifying the failure, Guarantor shall perform, or cause to be performed, any such obligation, responsibility, or undertaking as required pursuant to the terms and conditions of the Agreement, including without limitation all payment obligations under the Agreement. With respect to any claim, action or proceeding against Guarantor in connection with this Guaranty, Guarantor shall be entitled to assert only those defenses which Obligor would be able to assert if such claim, action or proceeding were to be asserted or instituted against Obligor based upon the Agreement. By its acceptance hereof, reliance hereon, Beneficiary affirms to Guarantor any and all representations, warranties, and covenants made by the Beneficiary to the Obligor under the Agreement.

3. This Guaranty is a continuing guaranty by Guarantor of the Obligations. Guarantor hereby consents to, and agrees that the following actions may be undertaken from time to time without notice to Guarantor, and without affecting the validity of this Guaranty:

(a) The Agreement may be amended in accordance with its terms to increase or decrease the obligations of Beneficiary or Obligor thereunder; and

(b) Beneficiary and Obligor may compromise or settle any unpaid or unperformed Obligation or any other obligation or amount due or owing, or claimed to be due or owing, under the Agreement.

4. Guarantor hereby waives the defenses under this Guaranty of promptness, diligence, presentment, demand for payment, protest, notice of dishonor, notice of default, notice of acceptance, notice of intent to accelerate, notice of acceleration, notice of the incurring of the Obligations created under or pursuant to the Agreement, and all other notices whatsoever, except as otherwise provided herein.

5. Guarantor agrees that this is a guaranty of payment and performance and not merely a guaranty of collection. The liability of Guarantor under this Guaranty shall not be conditioned or contingent upon the pursuit of any remedy by Beneficiary against Obligor.

6. Guarantor agrees that payment or performance of any of the Obligations or other acts which toll any statute of limitations applicable to the Obligations or the Agreement shall also toll the statute of limitations applicable to Guarantor’s liability under this Guaranty.

7. Guarantor additionally represents and warrants to Beneficiary as follows:

(a) Guarantor is a corporation fully organized, validly existing, authorized to do business and in good standing under the laws of the State of Utah.

(b) Guarantor has the requisite corporate power and authority to own its property and assets, transact the business in which it is engaged and to

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enter into this Guaranty and carry out its obligations hereunder. The execution, delivery, and performance of this Guaranty have been duly and validly authorized and no other corporate proceedings on the part of Guarantor or its affiliates are necessary to authorize this Guaranty or the transactions contemplated hereby.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body or third party is required for the due execution, delivery and performance by Guarantor of this Guaranty.

(d) This Guaranty, when executed, shall constitute a valid and binding agreement of Guarantor and is enforceable against Guarantor in accordance with the terms of this Guaranty, except as may be limited by bankruptcy or insolvency or by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies, and except to the extent that the execution of this Guaranty was induced by fraud, misrepresentation, or fraudulent concealment by or on behalf of the Beneficiary.

(e) As of the date hereof, the execution, delivery, and performance of this Guaranty does not and will not (i) result in a default, breach or violation of the certificate or articles of incorporation or bylaws of Guarantor, or (ii) constitute an event which would permit any person or entity to terminate rights or accelerate the performance or maturity of any indebtedness or obligation of Guarantor, the effect of which would materially affect Guarantor’s ability to meet its obligations under this Guaranty, or (iii) constitute an event which would require any consent of a third party or under any agreement to which Guarantor is bound, the absence of which consent would materially and adversely affect Guarantor’s ability to meet its obligations under this Guaranty.

8. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor, Beneficiary and any permitted assignee of Beneficiary’s rights hereunder, and no waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective unless it is in writing and signed by Beneficiary and any permitted assignee of Beneficiary’s rights hereunder.

9. This Guaranty is a continuing guaranty and (i) shall remain in full force and effect until satisfaction in full of all of the Obligations, (ii) shall be binding upon Guarantor and its successors and (iii) shall inure to the benefit of, and be enforceable by, Beneficiary and its successors and permitted assigns. All originals of this Guaranty shall, however, be returned to the Guarantor upon the Expiration Date. Neither Guarantor nor Beneficiary may assign its rights or delegate its duties without the written consent of the other party, except that Beneficiary may assign, without the consent of Guarantor, this Guaranty to any permitted assignee of the Agreement.

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10. The following shall apply with respect to any disputes:

(a)	The Parties shall exert their best efforts to arrive at an amicable settlement of any dispute which may arise between them with respect to this Guaranty. If, however, no such settlement is reached, then upon written notice from either Party to the other, said dispute shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(b)	The arbitration proceeding shall take place in Salt Lake City, Utah, and shall be conducted in the English language. Unless otherwise mutually agreed upon, in any such arbitration there shall be appointed three arbitrators, one selected by Guarantor, one by Beneficiary, and the third by the Party appointed arbitrators. The dispute shall be submitted to the arbitrators in such form as they shall deem appropriate. The decision of the majority of the arbitrators shall be rendered in writing and shall be final and conclusive and binding on the Parties.

(c)	Any decision or award of the arbitrators shall be based solely on the provisions of this Guaranty and the Agreement, provided, however, that to the extent that the subject matter for the decision or award is not provided for in such provisions, it shall be based on the law (excluding rules relating to conflicts of law) of Utah, excluding rules governing conflicts of laws. but only to the extent such law is not inconsistent with the provisions hereof. The arbitrators shall not be requested, nor shall they have the power to render any decision or award except as provided in the preceding sentence or as may otherwise be specifically provided herein. Each Party shall pay its own expenses in connection with the arbitration. Each Party agrees that the award of the arbitration panel may be enforced in any court of competent jurisdiction.

11. In the event that Beneficiary for any reason (including but not limited to bankruptcy preferences), is required to repay or disgorge any amounts received by it in respect of the Obligations, then the liability of Guarantor under this Guaranty, with respect to such amounts, shall be reinstated.

12. This Guaranty shall be governed by, and construed in accordance with, the laws of the state of Utah, excluding rules governing conflicts of laws. Guarantor and Beneficiary hereby submit to the personal jurisdiction of the courts of the state of Utah and to the jurisdiction of the federal courts located within the State of Utah for purposes of enforcement of any award, or for specific performance of the obligation to arbitrate hereunder.

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13. Any notices or other communication to be given hereunder shall be given in writing, sent by (a) personal delivery, (b) internationally recognized expedited delivery service, (c) registered or certified United States mail, postage prepaid, or (d) facsimile (followed by registered or certified United States mail, postage prepaid) as follows:

To Guarantor:	Raser Technologies Inc.
5152 North Edgewood Drive, Suite 375,
Provo, Utah 84604
Attn: Brent Cooke
Phone No: 801.765.1200
Fax No: 801.374.3314

To Beneficiary	Recurrent Engineering LLC
11814 Election Road, Suite 100,
Draper, Utah 84020

Attention: Kent Goates
Phone No.: 801.984.9803
Fax No.: 801.984.9801

With a copy to (which shall not constitute notice hereunder)

Robert Rauch, Esq.
Rauch and Associates
1159 Chuckanut Ridge Drive
Bow, Washington 98232
Phone No.: 360.766.4140
Fax No.: 360.766.5022

or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable Party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of receipt at the address and in the manner provided herein, or in the case of facsimile, upon receipt.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have executed this Guaranty as of the date first written above.

RASER TECHNOLOGIES, INC.		RECURRENT ENGINEERING LLC

By:		By:
	Kraig T. Higginson		John H. Stevens
	Executive Chairman		Managing Member

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